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                                                                       Exhibit 5



                          [DAY, KETTERER LETTERHEAD]






                               NOVEMBER 24, 1997




The Timken Company
1835 Dueber Ave., S.W.
Canton, OH  44706

         Re:      OH&R Special Steels Company and the OH&R Investment Plan

Gentlemen and Mesdames:

        We have acted as legal counsel for OH&R Special Steels Company ("OH&R"), a Delaware corporation, its corporate parent Latrobe Steel Company ("Latrobe"), a Pennsylvania corporation, and Latrobe's corporate parent, The Timken Company (the "Company"), an Ohio corporation, in connection with the preparation and adoption by OH&R of the OH&R Investment Plan (the "Plan"). The Plan provides for the issuance of shares of the Company's common stock, without par value (the "Common Stock"), and of participation interests (the "Participation Interests") to eligible employees of OH&R. The Company recently authorized the issuance of an additional 25,000 shares of Common Stock pursuant to the Plan with respect to which a Form S-8 Registration Statement is being filed with the Securities and Exchange Commission.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public authorities, and other documents and instruments, and have made such other factual inquiries, as we have deemed necessary or appropriate in connection with this opinion.

         On the basis of the foregoing, we are of the opinion that:

         (1) The said 25,000 shares of Common Stock issuable pursuant to the Plan (the "Shares") are duly authorized.

         (2) When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid, and nonassessable, assuming that such Shares remain duly authorized on the date of such issuance and delivery and assuming that no




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The Timken Company
November 24, 1997
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         change occurs in the applicable law or pertinent facts between the date hereof and the date of such issuance and delivery.

3. When contributions are made to the Plan and are allocated in accordance with the terms of the Plan, the resulting Participation Interests will have been validly created, fully paid, and nonassessable, assuming that as of the date(s) of such contributions and allocations the applicable terms of the Plan remain in substantially the same form as at the date hereof, and further assuming that no other change occurs in the pertinent facts or the applicable law between the date hereof and the date(s) of such contributions and allocations.

4. The provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, that pertain to such provisions.

         We express no opinion as to whether the issuance of the Participation Interests and the Shares will be in accordance with applicable federal and state securities laws and regulations thereunder.

         This opinion is effective as of the date hereof.

         We hereby consent to your use of this opinion as an exhibit to the said Form S-8 Registration Statement and your reference to this opinion in the Memorandum, as they may be amended, updated, and/or supplemented from time to time.

                                            Very truly yours,

                                            /s/ DAY, KETTERER, RALEY, WRIGHT
                                                & RYBOLT, LTD.
                                           ------------------------------
                                           DAY, KETTERER, RALEY, WRIGHT
                                           & RYBOLT, LTD.